News Release

ATHENE HOLDING LTD. REPORTS
FIRST QUARTER 2017 RESULTS
Q1 net income increased 329% year-over-year to $373 million
Q1 operating income, net of tax, increased 70% year-over-year to $258 million
Q1 ROE of 20.6%, Q1 Retirement Services operating ROE ex. AOCI of 22.8%
Q1 new deposits up 22% year-over-year to $1.9 billion
Q1 Retirement Services investment margin of 2.85%, up 22 basis points year-over-year

PEMBROKE, Bermuda - May 10, 2017 - Athene Holding Ltd. ("Athene") (NYSE: ATH), a leading provider of retirement savings products, today announced financial results for the first quarter 2017.
Net income for the first quarter 2017 was $373 million, or $1.87 per diluted Class A share ("diluted share"), compared to net income in the first quarter 2016 of $87 million, or $0.47 per diluted share.
Operating income, net of tax for the first quarter 2017 was $258 million, or $1.32 per operating diluted Class A share ("operating diluted share"), compared to operating income, net of tax for the first quarter 2016 of $152 million, or $0.82 per operating diluted share.
“Our first quarter results reflect a very strong start to the year," said Jim Belardi, CEO of Athene. "Significant liability growth combined with investment margin expansion drove a large increase in operating income, net income and shareholders' equity. With respect to our financial strength, we continue to have high risk-based capital ratios, more than $1.5 billion of excess equity capital and no financial leverage."

"We achieved strong organic growth in the first quarter and this year we have already issued $1.7 billion of funding agreements, which we believe will be a consistent source of attractively priced liabilities and further demonstrates the flexibility of Athene's distribution platform to achieve growth and profitability," Mr. Belardi noted.

"In recognition of our strong financial performance, market leadership, capital growth and superior management team, A.M. Best upgraded the financial strength ratings of Athene’s operating companies to “A" on April 13. With this ratings upgrade, we are now even better positioned to expand organically and inorganically and to continue to create significant shareholder value."

Other Highlights1

•	Total investments, including related parties, increased 14% year-over-year to $75.1 billion; total invested assets increased 8% year-over-year to $73.6 billion

•	Athene shareholders' equity increased 35% year-over-year to $7.6 billion and Athene shareholders' equity ex. AOCI increased 22% year-over-year to $6.9 billion, as of March 31, 2017

•	Estimated Q1 U.S. RBC of 466%, as of March 31, 2017

•	Estimated Q1 ALRe RBC of 530%[2] as of March 31, 2017; BSCR of 228%[3] as of December 31, 2016

•	Ranked #2 writer of fixed indexed annuity sales for the second half of 2016[4]

•
In March, Athene and Apollo agreed, subject to shareholder approval, to implement a new fee framework in support of further prudent growth, reducing fees from 40bps to 30bps on AUM in excess of $65.8 billion

•	Added to the Russell 1000 index, effective March 31, 2017

•	In March, priced an upsized secondary offering of 31,625,000 of Class A common shares; Athene did not receive any proceeds from the sale

•	A.M. Best upgraded the financial strength ratings of our operating companies to “A" on April 13, 2017

1 This news release references certain Non-GAAP measures. See Non-GAAP Measures for additional discussion.
2 ALRe RBC ratio, which is used in evaluating our capital position and the amount of capital needed to support our segment, is calculated by applying the NAIC RBC factors to the Statutory Financial Statements of ALRe.
3 Effective January 1, 2016, in connection with the implementation of its broader regulatory regime, the BMA integrated the EBS framework into the determination of BSCR. The European Commission has granted the BMA's regulatory regime for reinsurance, group solvency calculation and group supervision full equivalence to Solvency II. Under the EBS framework, ALRe's assets are recorded at market value and its insurance reserves are determined by reference to nine prescribed scenarios, with the scenario resulting in the highest reserve balance required to be selected. This ratio is not comparable to prior year end BSCR ratios given the change in the solvency regime; however, consistent with the previous regime the minimum required capital ratio to be considered solvent by the BMA is 100%.
4 Rankings as of December 31, 2016 per LIMRA.

First Quarter Results
Net income for the first quarter increased by $286 million, or 329%, over the prior year. The increase was driven by a $106 million increase in operating income, net of tax, a $163 million favorable change in FIA derivatives primarily due to equity market performance and the favorable change in discount rates compared to the prior year, as well as $76 million of favorable investment gains primarily driven by credit spreads tightening.
Operating income, net of tax for the first quarter increased by $106 million, or 70%, over the prior year. The increase was driven by higher fixed, other and alternative investment income as well as favorable rider reserve changes and DAC amortization.
Investment income increased primarily due to the growth in invested assets, proceeds from a bond previously written down, higher interest rates and strength in our alternatives portfolio. In 2016 fixed income and other investment income benefited from bond call income from a large redemption partially offset by lower alternative investment income driven by lower credit fund income due to credit spreads widening and a decline in market value of public equity positions in one of our funds. Cost of crediting increased primarily from growth in the block of business partially offset by recent rate actions and lower option costs. Other liability costs were in line with prior year having benefited from rider reserve changes and favorable DAC amortization driven by strong equity market performance in 2017 compared to 2016, offset by growth in the block of business.
Deposit Highlights
In the first quarter of 2017, we generated retail sales, new flow reinsurance and funding agreement deposits of $1.9 billion, an increase of 22% compared to the prior year.
Retail Sales: Athene ranked as the #2 writer of fixed indexed annuities for the second half of 2016, based on LIMRA data as of December 31, 2016. For the first quarter, we generated new deposits of $1.1 billion, an increase of 66% over the prior year. During the quarter, we launched new products, expanded our distribution and added new partners, which drove strong growth over the prior year.

Flow Reinsurance: Flow reinsurance deposits were $166 million in the first quarter, down from the prior year due in part to a decline in the overall fixed-rate deferred annuity market, which is largely comprised of MYGA products. We are pursuing new reinsurance partners and developing new products to diversify our portfolio.
Institutional: For the first quarter, funding agreements contributed $650 million of new deposits within our institutional channel; we did not issue any funding agreements in the prior year. Additionally, in the second quarter of 2017 to date, we have issued more than $1 billion of funding agreements, and we expect demand will continue for this product.
Selected Results

	As of and for the three months ended March 31,
(In millions, except percentages and share data)	2017	2016
Deposits	$1,915	$1,575
Investments, including related parties	75,129	66,071
Invested assets	73,573	67,865
Debt to equity	—%	—%
Book value per share	$39.26	$30.28
Book value per share, ex. AOCI[1]	$35.17	$30.55
Common shares outstanding[2]	193.5	186.2
Operating diluted Class A common shares outstanding[3]	196.8	186.2
Total AHL shareholders' equity	7,597	5,638
Total AHL shareholders' equity excluding AOCI	6,924	5,690

ROE	20.6%	6.3%
ROE ex. AOCI	22.2%	6.2%
Operating ROE ex. AOCI	15.3%	10.8%

Retirement Services
Operating income, net of tax	$267	$197
Operating ROE ex. AOCI	22.8%	19.7%
Investment margin on deferred annuities	2.85%	2.63%
1Book value per share, ex AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the operating diluted Class A common shares outstanding.
2Represents common shares outstanding for all classes eligible to participate in dividends for each period presented. Utilized for the book value per share calculation.
3Operating diluted Class A common shares outstanding assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares outstanding on a one-for-one basis, the impacts of all Class M common shares outstanding net of the conversion price and any other stock-based awards outstanding. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of book value metrics.

	Three months ended March 31,
(In millions, except share data)	2017	2016
Operating income, net of tax by segment
Retirement Services	$267	$197
Corporate and Other	(9)	(45)
Operating income, net of tax	258	152

Investment gains (losses), net of offsets	57	(19)
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	94	(69)
Integration, restructuring and other non-operating expenses	(9)	(1)
Stock compensation expense	(13)	15
Income tax (expense) benefit - non-operating	(14)	9
Total non-operating adjustments	115	(65)
Net income available to AHL shareholders	$373	$87

Earnings per share - basic[1]	$1.94	$0.47
Earnings per share - diluted Class A2	$1.87	$0.47
Operating earnings per share - operating diluted Class A3	$1.32	$0.82
Weighted average shares outstanding - basic[1]	192.5	186.0
Weighted average shares outstanding - diluted Class A2	81.3	50.1
Weighted average shares outstanding - operating diluted Class A3	195.6	186.0

1 Basic earnings per share, including basic weighted average shares outstanding includes all classes eligible to participate in dividends for each period presented.
2 Diluted earnings per share on a GAAP basis for Class A common shares, including diluted Class A weighted average shares outstanding, includes the dilutive impacts, if any, of Class B common shares, Class M common shares and any other stock-based awards, which totaled 3.1 million weighted average shares in the quarter. Diluted earnings per share on a GAAP basis for Class A common shares are based on allocated net income of $152 million (41% of net income) and $23 million (27% of net income) for the three months ended March 31, 2017 and 2016, respectively.
3 Weighted average shares outstanding - operating diluted Class A assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of diluted operating earnings per share.
Segment Results
Retirement Services
Q1 Results
In the first quarter, our Retirement Services segment generated an operating ROE excluding AOCI of 22.8% and operating income, net of tax of $267 million, an increase of $70 million over the prior year. Operating income, net of tax was driven by strong fixed, other and alternative investment income as well as favorable rider reserve changes and DAC amortization.
Higher investment income was driven mainly by earnings from growth in invested assets of $5.8 billion, proceeds of $14 million from a bond previously written down, higher interest rates and strength in the alternatives portfolio. In 2016, fixed income and other investment income benefited from $45 million of bond call income from a large redemption partially offset by lower alternative investment income driven by lower credit fund income due to credit spreads widening. Cost of crediting increased $20 million, primarily driven by growth in the block of business partially offset by recent rate actions and lower option costs.  Other liability costs were in line with the prior year having benefited from approximately $40 million of rider reserve changes and favorable DAC amortization driven by strong equity market performance in 2017 compared to 2016, offset by growth in the block of business.
Investment margin on deferred annuities was 2.85%, an increase of 22 basis points over the prior year, which includes 9 basis points from the proceeds on a bond previously written down, as compared to 30 basis points in the prior year of bond call income from a large redemption. The net investment earned rate was 4.76%, an increase of

17 basis points over the prior year.  Cost of crediting decreased by 5 basis points compared to the prior year due to recent rate actions and lower option costs.
Corporate Segment
Q1 Results
For the first quarter of 2017, Corporate and Other operating loss, net of tax was $9 million, as compared to a loss of $45 million in the prior year. The improvement was largely driven by higher alternative investment income, partially offset by an $11 million unfavorable change in fair value within one of our funds in 2017.  Additionally, in 2016 we had lower credit fund income due to credit spreads widening and a decline in the market value of public equity positions in one of our funds. For the first quarter, results for our German business were in line with the prior year.
Subsequent to the quarter Athene's Bermuda subsidiary (AGER), that holds our business in Germany, received binding subscriptions for a capital raise that was conducted through a private placement of common equity securities. The offering received subscriptions representing approximately €2.2 billion from a number of global institutional investors, including Athene and Apollo, and is intended to support capital and reinsurance transactions in the German and European guaranteed life insurance market. The capital raised is permanent equity capital, does not include any financial leverage and will result in the deconsolidation of our business in Germany once capital is drawn. At that time, AGER and its subsidiaries will be separately managed from Athene.
As capital is drawn by AGER under the subscription agreement, Athene will become a large minority shareholder in AGER and AGER will no longer be a consolidated subsidiary. In addition, Athene expects to be a long-term strategic partner for AGER and will support its business in a number of ways. As part of the long-term partnership, Athene is expected to be a preferred reinsurer for AGER’s spread liabilities.
Conference Call Information
This press release and the first quarter 2017 financial supplement will be posted to the Company’s website at ir.athene.com.
Athene will conduct a conference call on Thursday, May 11, 2017 at 9:00 a.m. ET to discuss first quarter 2017 results. Additionally, the company will post an earnings presentation deck on the ir.athene.com website prior to market open on May 11, 2017.

•	Live conference call: Toll-free at 1-888-317-6003 (domestic) or 1-412-317-6061 (international)

•	Participant entry number: 2435204

•	Replay available through May 25, 2017 at 1-877-344-7529 (domestic) or 1-412-317-0088 (international)

•	Replay access code: 10103915

•	Live and archived webcast available at ir.athene.com
Investor Relations Contact:             Media Contact:
Paige Hart                         Karen Lynn
+1 441-279-8527                    +1 441-279-8460
+1 310-698-4478                    +1 515-342-3910
phart@athene.com                    klynn@athene.com
About Athene Holding Ltd.
Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

• Retail fixed and fixed indexed annuity products;
• Reinsurance arrangements with third-party annuity providers; and
• Institutional products, such as funding agreements.

Athene's principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York and Athene Life Insurance Company of New York, New York-domiciled insurance companies, Athene Life Re Ltd., a Bermuda-domiciled reinsurer and Athene Lebensversicherung AG, a German-based life insurance company.
Further information about our companies can be found at www.athene.com.
Non-GAAP Measures
In addition to our results presented in accordance with GAAP, our results of operations include certain non-GAAP measures commonly used in our industry. Management believes the use of these non-GAAP measures, together with the relevant GAAP measures, provides a better understanding of our results of operations and the underlying profitability drivers of our business. The majority of these non-GAAP measures are intended to remove from the results of operations the impact of market volatility (other than with respect to alternative investments) as well as integration, restructuring and certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the GAAP measures. See Non-GAAP Measure Reconciliations for the appropriate reconciliations to the GAAP measures.

Operating income, net of tax, a commonly used operating measure in the life insurance industry, is a non-GAAP measure used to evaluate our financial performance excluding market volatility and expenses related to integration, restructuring, stock compensation, and other expenses. Our operating income, net of tax, equals net income available to AHL’s shareholders adjusted to eliminate the impact of the following (collectively, the “non-operating adjustments”):

•	Investment Gains (Losses), Net of Offsets

•	Change in Fair Values of Derivatives and Embedded Derivatives - FIAs, Net of Offsets

•	Integration, Restructuring, and Other Non-operating Expenses

•	Stock Compensation Expense

•	Bargain Purchase Gain

•	Income Tax (Expense) Benefit - Non-operating

We consider these non-operating adjustments to be meaningful adjustments to net income available to AHL's shareholders and we believe using a measure which excludes the impact of these items is effective in analyzing the trends in our results of operations. Together with net income available to AHL's shareholders, we believe operating income, net of tax, provides a meaningful financial metric that helps investors understand our underlying results and profitability. Operating income, net of tax, should not be used as a substitute for net income available to AHL's shareholders.

ROE excluding AOCI and operating ROE excluding AOCI are non-GAAP measures used to evaluate our financial performance excluding the impacts of AOCI. AOCI fluctuates period-to-period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Once we have reinvested acquired blocks of businesses, we typically buy and hold AFS investments to maturity throughout the duration of market fluctuations. Therefore, the period-over-period impacts in unrealized gains and losses are not necessarily indicative of current operating fundamentals or future performance. Accordingly, we believe using measures which exclude AOCI is more effective in analyzing the trends of our operations. To enhance the ability to analyze these measures across periods, interim periods are annualized. ROE excluding AOCI and operating ROE excluding AOCI should not be used as a substitute for ROE. However, we believe the adjustments to equity are significant to gaining an understanding of our overall results of operations.

Operating earnings per share - operating diluted Class A, weighted average shares outstanding - operating diluted Class A common shares and book value per share excluding AOCI are non-GAAP measures used to evaluate our financial performance and financial condition. The non-GAAP measures adjust the number of shares included in the corresponding GAAP measures to reflect the conversion or settlement of all shares and other stock-based awards outstanding. We believe using these measures represent an economic view of our share counts and provide a simplified and consistent view of our outstanding shares. Operating earnings per share - operating diluted Class A is calculated as the operating income, net of tax over the weighted average shares outstanding - operating diluted Class A common shares. Book value per share excluding AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the operating diluted Class A common shares outstanding. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. Weighted average shares outstanding - operating diluted Class A common shares and operating diluted Class A common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards. For certain historical periods, Class M shares were not included due to issuance restrictions which were contingent upon our IPO. Operating earnings per share - operating diluted Class A, weighted average shares outstanding - operating diluted Class A common shares and book value per share excluding AOCI should not be used as a substitute for basic earnings per share - Class A common shares, basic weighted average shares outstanding - Class A or book value per share. However, we believe the adjustments to the shares and equity are significant to gaining an understanding of our overall results of operations and financial condition.

Investment margin is a key measurement of the financial health of our Retirement Services core deferred annuities. Investment margin on our deferred annuities is generated from the excess of our net investment earned rate over the cost of crediting to our policyholders. Net investment earned rate is a key measure of investment returns and cost of crediting is a key measure of the policyholder benefits on our deferred annuities. Net investment earned rate, cost of crediting and investment margin on deferred annuities are non-GAAP measures we use to evaluate the profitability of our core deferred annuities business. We believe measures like net investment earned rate, cost of crediting and investment margin on deferred annuities are effective in analyzing the trends of our core business operations, profitability and pricing discipline. While we believe net investment earned rate, cost of crediting and investment margin on deferred annuities are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for net investment income and interest sensitive contract benefits presented under GAAP.

•
Net investment earned rate is a non-GAAP measure we use to evaluate the performance of our invested assets that does not correspond to GAAP net investment income. Net investment earned rate is computed as the income from our invested assets divided by the average invested assets for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. The adjustments to arrive at our net investment earned rate add alternative investment gains and losses, gains and losses related to trading securities for CLOs, net VIE impacts (revenues, expenses and noncontrolling interest) and the change in reinsurance embedded derivatives. We include the income and assets supporting our assumed reinsurance by evaluating the underlying investments of the funds withheld at interest receivables and we include the net investment income from those underlying investments which does not correspond to the GAAP presentation of reinsurance embedded derivatives. We exclude the income and assets supporting business that we have exited through ceded reinsurance including funds withheld agreements. We believe the adjustments for reinsurance provide a net investment earned rate on the assets for which we have economic exposure.

•
Cost of crediting is the interest credited to the policyholders on our fixed strategies as well as the option costs on the index annuity strategies. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. The interest credited on fixed strategies and option costs on index annuity strategies are divided by the average account value of our deferred annuities. Under GAAP, deposits and withdrawals for fixed indexed and fixed rate annuities are reported as deposit liabilities (or policyholder funds). Our average account values are averaged over the number of quarters in the relevant period to obtain our cost of crediting for such period. To enhance the ability to analyze these measures across periods, interim periods are annualized.

In managing our business we analyze invested assets, which do not correspond to total investments, including investments in related parties, as disclosed in our consolidated financial statements and notes thereto. Invested assets represent the investments that directly back our policyholder liabilities as well as surplus assets. Invested assets is used in the computation of net investment earned rate, which allows us to analyze the profitability of our investment portfolio. Invested assets includes (a) total investments on the consolidated balance sheets with AFS securities at cost or amortized cost, excluding derivatives, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) the consolidated VIE assets, liabilities and noncontrolling interest and (f) policy loans ceded (which offset the direct policy loans in total investments). Invested assets also excludes assets associated with funds withheld liabilities related to business exited through reinsurance agreements and derivative collateral (offsetting the related cash positions). We include the underlying investments supporting our assumed funds withheld and modco agreements in our invested assets calculation in order to match the assets with the income received. We believe the adjustments for reinsurance provide a view of the assets for which we have economic exposure. Our invested assets are averaged over the number of quarters in the relevant period to compute our net investment earned rate for such period.

Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of understanding our business performance. Our sales statistics include fixed rate annuities and FIAs and align with the LIMRA definition of all money paid into an individual annuity, including money paid into new contracts with initial purchase occurring in the specified period and existing contracts with initial purchase occurring prior to the specified period (excluding internal transfers).
Safe Harbor for Forward Looking Statements
This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of AHL’s management and the management of AHL’s subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of our assumptions and estimates; our ability to maintain or improve financial strength ratings; our ability to manage our business in a highly regulated industry; regulatory changes or actions; the impact of our reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; our ability to protect our intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for our operations; and other factors discussed from time to time in AHL’s filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2016, which can be found at the SEC’s website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
# # #

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
(In millions)	2017	2016
Assets
Investments
Available-for-sale securities, at fair value
Fixed maturity securities	$54,225	$52,033
Equity securities	422	353
Trading securities, at fair value	2,595	2,581
Mortgage loans, net of allowances	5,453	5,470
Investment funds	689	689
Policy loans	579	602
Funds withheld at interest	6,593	6,538
Derivative assets	1,708	1,370
Real estate	553	542
Short-term investments, at fair value	166	189
Other investments	82	81
Total investments	73,065	70,448
Cash and cash equivalents	2,563	2,445
Restricted cash	73	57
Investments in related parties
Available-for-sale securities, at fair value
Fixed maturity securities	361	335
Equity securities	—	20
Trading securities, at fair value	169	195
Investment funds	1,276	1,198
Short-term investments	20	—
Other investments	238	237
Accrued investment income	575	554
Reinsurance recoverable	5,960	6,001
Deferred acquisition costs, deferred sales inducements, and value of business acquired	2,895	2,964
Current income tax recoverable	12	107
Deferred tax assets	233	369
Other assets	817	869
Assets of consolidated variable interest entities:
Investments
Available-for-sale securities, at fair value
Equity securities - related party	191	161
Trading securities, at fair value – related party	166	167
Investment funds	599	573
Cash and cash equivalents	2	14
Other assets	5	6
Total assets	$89,220	$86,720

	March 31,	December 31,
(In millions)	2017	2016
Liabilities and Equity
Liabilities
Interest sensitive contract liabilities	$62,634	$61,532
Future policy benefits	14,727	14,569
Other policy claims and benefits	214	217
Dividends payable to policyholders	917	974
Derivative liabilities	32	40
Payables for collateral on derivatives	1,681	1,383
Funds withheld liability	382	380
Other liabilities	999	685
Liabilities of consolidated variable interest entities	37	34
Total liabilities	81,623	79,814
Equity
Common stock	—	—
Additional paid-in capital	3,436	3,421
Retained earnings	3,488	3,117
Accumulated other comprehensive income	673	367
Total Athene Holding Ltd. shareholders' equity	7,597	6,905
Noncontrolling interest	—	1
Total equity	7,597	6,906
Total liabilities and equity	$89,220	$86,720

Athene Holding Ltd.
Condensed Consolidated Statement of Income (unaudited)

	Three months ended March 31,
(In millions, except per share data)	2017	2016
Revenue
Premiums	$52	$60
Product charges	81	66
Net investment income	786	692
Investment related gains (losses)	682	(82)
OTTI investment losses:
OTTI losses	—	(22)
OTTI losses (gains) recognized in OCI	(1)	12
Net OTTI losses	(1)	(10)
Other revenues	8	8
Revenues of consolidated variable interest entities:
Net investment income	10	11
Investment related gains (losses)	1	(23)
Total revenues	1,619	722
Benefits and Expenses
Interest sensitive contract benefits	696	253
Amortization of DSI	18	4
Future policy and other policy benefits	214	224
Amortization of DAC and VOBA	108	28
Dividends to policyholders	32	17
Policy and other operating expenses	156	104
Operating expenses of consolidated variable interest entities	—	4
Total benefits and expenses	1,224	634
Income before income taxes	395	88
Income tax expense	22	1
Net income	373	87
Less: Net income attributable to noncontrolling interests	—	—
Net income available to AHL shareholders	$373	$87

Non-GAAP Measure Reconciliations
The reconciliation of operating earnings per operating dilutive Class A common share to basic earnings per Class A common shares is as follows:

	Three months ended March 31,
	2017	2016
Operating income, net of tax – per operating dilutive Class A common share	$1.32	$0.82
Investment gains (losses), net of offsets	0.30	(0.10)
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	0.48	(0.36)
Integration, restructuring and other non-operating expenses	(0.05)	(0.01)
Stock compensation expense	(0.07)	0.08
Income tax (expense) benefit - non-operating	(0.07)	0.04
Total non-operating adjustments	0.59	(0.35)
Effect of items convertible to or settled in Class A common shares	0.03	—
Basic earnings per share – Class A common shares	$1.94	$0.47
The reconciliation of basic weighted average Class A shares to weighted average operating diluted Class A shares is as follows:

	Three months ended March 31,
(In millions)	2017	2016
Basic weighted average shares outstanding - Class A	78.2	50.0
Conversion of Class B shares to Class A shares	110.8	136.0
Conversion of Class M shares to Class A shares	6.2	—
Effect of other stock compensation plans	0.4	—
Weighted average shares outstanding - operating diluted Class A common shares	195.6	186.0
The reconciliation of AHL shareholders’ equity to AHL shareholders’ equity excluding AOCI included in ROE excluding AOCI, operating income ROE excluding AOCI and book value per share excluding AOCI is as follows:

	March 31,
(In millions)	2017	2016
Total AHL shareholders' equity	$7,597	$5,638
Less: AOCI	673	(52)
Total AHL shareholders' equity excluding AOCI	$6,924	$5,690

Retirement Services	$4,853	$4,071
Corporate and Other	2,071	1,619
Total AHL shareholders' equity excluding AOCI	$6,924	$5,690

The reconciliation of basic Class A shares outstanding to operating diluted Class A outstanding shares is as follows:

	March 31,
(In millions)	2017	2016
Class A common shares outstanding	101.3	50.2
Conversion of Class B shares to Class A shares	87.8	136.0
Conversion of Class M shares to Class A shares	6.8	—
Effect of other stock compensation plans	0.9	—
Operating diluted Class A common shares outstanding	196.8	186.2
The reconciliation of book value per share to book value per share, excluding AOCI is as follows:

	March 31,
	2017	2016
Book value per share	$39.26	$30.28
AOCI	(3.48)	0.27
Effect of items convertible to or settled in Class A common shares	(0.61)	—
Book value per share, excluding AOCI	$35.17	$30.55

The reconciliation of net investment income to net investment earnings and earned rate is as follows:

	Three months ended March 31,
	2017		2016
(In millions)	Dollar	Rate	Dollar	Rate
GAAP net investment income	$786	4.32%	$692	4.10%
Reinsurance embedded derivative impacts	45	0.25%	36	0.21%
Net VIE earnings	11	0.06%	(16)	(0.09)%
Alternative income gain (loss)	(13)	(0.07)%	(32)	(0.19)%
Other	(15)	(0.08)%	—	—%
Total adjustments to arrive at net investment earnings/earned rate	28	0.16%	(12)	(0.07)%
Total net investment earnings/earned rate	$814	4.48%	$680	4.03%

Retirement Services	$780	4.76%	$691	4.59%
Corporate and Other	34	1.88%	(11)	(0.62)%
Total net investment earnings/earned rate	$814	4.48%	$680	4.03%

Retirement Services average invested assets	$65,580		$60,259
Corporate and Other average invested assets	7,123		7,153
Average invested assets	$72,703		$67,412
The reconciliation of interest sensitive contract benefits to Retirement Services' cost of crediting on deferred annuities, and the respective rates, is as follows:

	Three months ended March 31,
	2017		2016
(In millions)	Dollar	Rate	Dollar	Rate
GAAP interest sensitive contract benefits	$696	5.05%	$253	2.03%
Interest credited other than deferred annuities	(30)	(0.22)%	(29)	(0.23)%
FIA option costs	145	1.04%	136	1.11%
Product charges (strategy fees)	(17)	(0.12)%	(11)	(0.09)%
Reinsurance embedded derivative impacts	9	0.07%	6	0.05%
Change in fair values of embedded derivatives - FIAs	(534)	(3.87)%	(136)	(1.10)%
Negative VOBA amortization	12	0.09%	9	0.07%
Unit linked change in reserve	(18)	(0.13)%	15	0.12%
Total adjustments to arrive at cost of crediting on deferred annuities	(433)	(3.14)%	(10)	(0.07)%
Retirement Services cost of crediting on deferred annuities	$263	1.91%	$243	1.96%

Average account value on deferred annuities	$55,154		$49,626

The reconciliation of total investments, including related parties, to invested assets is as follows:

	March 31,
(In millions)	2017	2016
Total investments, including related parties	$75,129	$66,071
Derivative assets	(1,708)	(835)
Cash and cash equivalents (including restricted cash)	2,636	2,798
Accrued income	575	519
Derivative collateral	(1,681)	(761)
Reinsurance funds withheld and modified coinsurance	(410)	(179)
VIE assets, liabilities and noncontrolling interest	926	1,061
AFS unrealized (gain) loss	(1,561)	(459)
Ceded policy loans	(333)	(350)
Total adjustments to arrive at invested assets	(1,556)	1,794
Total invested assets	$73,573	$67,865